American Safety Insurance Holdings, Ltd. Reports

37% Net Earnings Increase for the Year and 6% for the Fourth Quarter

Book Value per Outstanding Share Increases 16% for the Year to $21.53

HAMILTON, Bermuda, March 5, 2008 -American Safety Insurance Holdings, Ltd, (NYSE: ASI) today reported a 6% increase in fourth quarter net earnings to $6.8 million, or $0.61 per diluted share, from $6.4 million, or $0.59 per diluted share for the same period in 2006.

Net earnings for the year ended December 31, 2007 increased 37% to $28.2 million, or $2.56 per diluted share, as compared to $20.5 million, or $2.26 per diluted share for the same period of 2006. Book value per outstanding share increased 16% for the year to $21.53 from $18.59.

Financial highlights for the quarter and year included:

•	Gross premiums written decreased 14% for the quarter and 9% for the year.
•	Net premiums earned decreased 10% for the quarter and increased 1% for the year.
•	Net investment income increased 20% for the quarter and 39% for the year.
•	Loss ratio was 65.6% for the quarter compared to 67.1% for the same period of 2006.
•	Loss ratio was 61.3% for the year, compared to 62.9% for the previous year.
•	Combined ratio was 105% for the quarter compared to 97.8% for the same period of 2006.
•	Combined ratio was 97.4% for the year compared to 97.5% for the prior year.
•	Cash flow from operations was $67.0 million in 2007, compared to $70.7 million in 2006.
•	The annualized return on average equity was 12.6% for the quarter and 13.5% for the year compared to 12.1% and 12.4% for the comparable periods in 2006.

Fourth Quarter Results

Net earnings for the quarter increased 6% to $6.8 million, or $0.61 per diluted share compared to $6.4 million or $0.59 per diluted share for the same period 2006 due to strong investment income, generating an annualized return on average equity of 12.6%. The results include $1.8 million of prior year adverse reserve development, primarily related to the environmental product line, and a $2.3 million accrual of additional ceded premium triggered by environmental losses in the 2003 treaty year. With this accrual, the Company has ceded its maximum premium under this treaty. The reserve development and additional reinsurance premium increased the combined ratio for the quarter by 11 percentage points. Reserve development in our U.S. subsidiaries resulted in a tax benefit of $1.2 million. Results for the 2006 quarter were adversely affected by the accrual of a $1.9 million reinsurance reinstatement premium and $1.0 million of reserve development.

Revenues for the quarter totaled $42.5 million, a decrease of 7% over the 2006 quarter. Net premiums earned decreased $3.8 million, or 8%, due to the additional reinsurance premium and lower written premiums. Net investment income increased 20% to $7.8 million from $6.5 million for the same period of 2006 as average invested assets increased from $511 million in 2006 to $604 million in 2007. Net realized losses for the quarter were $223,000 compared to a gain of $839,000 in the 2006 quarter.

Year End Results

Net earnings increased 37.3% to $28.2 million for the year ended December 31, 2007, compared to $20.5 million for 2006. Total revenues increased 5.6% to $181 million, as net premiums earned increased 1.4% to $148.8 million and investment income increased 39.0% to $30.3 million. The increase in investment income related to a 20.9% increase in average invested assets and a 13.3% increase in the average yield to 5.1%. Net realized losses on the investment portfolio before taxes for the year were $311,000 compared to a gain of $1.2 million in 2006.

The 2007 combined ratio was 97.4% composed of a loss ratio of 61.3% and an expense ratio of 36.1%. Unfavorable prior year reserve development for the year totaled $2.2 million, and combined with the additional ceded premium in the fourth quarter, increased the combined ratio for the year by 3 percentage points.

Comments by Management

Stephen R. Crim, President and Chief Executive Officer of American Safety Insurance Holdings, Ltd., said, “We closed out 2007 with strong earnings improving the book value per share to $21.53, an increase of 16% over 2006. Gross premiums written declined for both the quarter and year as we exercised underwriting discipline in the soft market. These premium declines were substantially mitigated by the execution of our product diversification strategy, which generated over $58 million of gross premiums written for the year. We furthered that strategy with the recent acquisition of the LTC Companies, adding a healthcare business line to the ASI specialty product portfolio. While we expect the soft market to place continued downward pressure on profitability in 2008, we believe the product diversification strategy we implemented over the past two years will allow us to achieve growth in gross premiums written of 3-5% and a return on equity of 10-11%.”

About Us:

American Safety Insurance Holdings, Ltd. (NYSE:ASI), a Bermuda holding company, offers innovative insurance solutions outside the U.S. in the reinsurance and alternative risk markets through its subsidiaries American Safety Reinsurance, Ltd. and American Safety Assurance, Ltd., and in the U.S. for specialty risks and alternative risk markets through its program administrator, American Safety Insurance Services, Inc., and insurance company subsidiaries and affiliates American Safety Casualty Insurance Company, American Safety Indemnity Company and American Safety Risk Retention Group, Inc. As a group, ASI’s insurance subsidiaries and affiliates are rated "A" (Excellent) VIII by A.M. Best.

Contacts:

American Safety Insurance Services, Inc.	American Safety Insurance Services, Inc.
Investor Relations	Media Relations
William Tepe	Julie McDonald
btepe@amsafety.com	jmcdonald@amsafety.com
(770) 916-1908	(770) 916-1908

American Safety Insurance Holdings, Ltd. and Subsidiaries

Financial and Operating Highlights

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(Unaudited)	(Unaudited)	(Unaudited)
	2007	2006	2007	2006
PREMIUM SUMMARY (in Thousands)

Gross Premiums Written: Excess and Surplus Lines Segment
Environmental	$11,517	$12,517	$ 47,891	$ 51,805
Construction	12,130	23,966	59,533	96,918
Excess	1,371	1,595	6,322	3,946
Products Liability	1,972	1,065	5,730	2,344
Property	1,834	-	3,117	-
Surety	2,007	917	6,438	4,004
Total Excess & Surplus Lines	$ 30,831	$ 40,060	$129,031	$159,017

Alternative Risk Transfer
Specialty Programs	18,391	23,710	68,097	80,590

Assumed Reinsurance	5,543	-	21,242	-

Total Gross Premiums Written	$ 54,765	$ 63,770	$218,370	$239,607

Net Premiums Written:
Excess and Surplus Lines Segment
Environmental	$ 5,138	$ 8,070	31,444	$ 37,746
Construction	8,606	23,987	50,502	92,530
Excess	(31)	165	578	670
Products Liability	1,587	927	3,746	1,524
Property	1,127	-	2,145	-
Surety	1,714	911	6,084	3,042
Total Excess & Surplus Lines	$ 18,141	$ 34,060	$ 94,499	$135,512

Alternative Risk Transfer
Specialty Programs	10,888	6,149	34,260	21,756

Assumed Reinsurance	5,543	-	21,242	-

Total Net Premiums Written	$ 34,572	$ 40,209	$150,001	$157,268

Net Premiums Earned:
Excess and Surplus Lines Segment:
Environmental	7,248	7,831	36,356	35,138
Construction	12,850	23,590	66,450	88,612
Excess	(71)	154	527	532
Products Liability	813	474	2,382	653
Property	291	-	520	-
Surety	1,701	1,062	5,469	2,566
Total Excess & Surplus Lines	22,832	33,112	111,704	127,501

Alternative Risk Transfer
Specialty Programs	7,807	5,118	27,737	19,255

Assumed Reinsurance	3,814	-	9,352	-

Total Net Premiums Earned	$ 34,453	$ 38,230	$148,793	$146,756

American Safety Insurance Holdings, Ltd. and Subsidiaries

Financial and Operating Highlights

(in thousands except per share data and percentages)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(Unaudited)	(Unaudited)	(Unaudited)
	2007	2006	2007	2006
INCOME STATEMENT DATA:
Revenues:
Direct and assumed premiums earned	$ 53,958	$ 57,594	$ 222,109	$ 222,392
Ceded premiums earned	(19,505)	(19,364)	(73,316)	(75,636)
Net premiums earned	34,453	38,230	148,793	146,756

Net investment income	7,772	6,495	30,268	21,767
Net realized gains (losses)	(223)	839	(311)	1,190
Fee income	470	367	2,145	1,685
Other income	16	6	66	42
Total revenues	$ 42,488	$ 45,937	$ 180,961	$ 171,440

Expenses:
Losses and loss adjustment expenses	22,598	25,636	91,185	92,329
Acquisition expenses	7,841	6,917	28,872	27,378
Payroll and related expenses	4,272	3,001	17,268	14,896
Real estate expenses	7	157	327	381
Interest expense	799	797	3,283	3,376
Other Expenses	2,764	3,067	12,343	12,106
Minority interest	(1,396)	(1,409)	(1,246)	(1,872)
Total expenses	$ 36,886	$ 38,166	$ 152,032	$ 148,594

Earnings before income taxes	5,602	7,771	28,929	22,846
Income taxes	(1,180)	1,355	737	2,314
Net earnings	$ 6,782	$ 6,416	$ 28,192	$ 20,532

Net earnings per share:
Basic	$ 0.63	$ 0.61	$ 2.65	$ 2.35
Diluted	$ 0.61	$ 0.59	$ 2.56	$ 2.26
Average number of shares outstanding:
Basic	10,719,600	10,550,758	10,648,408	8,729,734
Diluted	11,037,556	10,928,456	10,997,206	9,095,423

BALANCE SHEET DATA:			December 31, 2007	December 31, 2006

Total investments			$617,211	$551,158
Total assets			934,009	847,130
Unpaid losses and loss adjustment expenses			504,779	439,673
Total liabilities			703,609	650,980
Total shareholders’ equity			230,400	196,150

Book value per share			$ 21.53	$ 18.59